UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2011

WIRED ASSOCIATES SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-142324	37-1458557
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

711 South Carson St., Suite 4
Carson City, NV 89701
(Address of Principal Executive Offices)

(888) 991-3336
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2011, Wired Associates Solutions, Inc., a Nevada corporation (the “Company”) entered into a stock purchase agreement (the “Agreement”) by and among the Company, Park Investment Holdings, LLC, a Delaware limited liability company (“Park”), and two shareholders of the Company (the “Sellers”), pursuant to which the Sellers sold an aggregate of One Million One Hundred Fifty Thousand (1,150,000) shares of the Company’s common stock (the “Control Shares”) to Park.

Item 5.01 Changes in Control of Registrant.

As described in Item 1.01 above, on November 1, 2011, pursuant to the Agreement, Park acquired the Control Shares from the Sellers. As of the date hereof, the Control Shares represent approximately 58.97% of the Company’s total issued and outstanding common stock.

The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Departure of Chief Executive Officer, President, Director

On November 1, 2011, Ms. Jacqueline Winwood resigned from all positions with the Company, including President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director. Ms. Winwood informed the Company that her decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Executive Officer and Director

On November 1, 2011, the Company’s board of directors appointed Justin Jarman as the Company’s Chief Executive Officer and Director.

Below is a description of Mr. Jarman’s relevant business experience:

Justin Jarman, age 28, Chief Executive Officer and Director

Mr. Jarman is currently the Chief Executive Officer and Director of the Company. Prior to joining the Company, in 2010, Mr. Jarman co-founded Action Ventures, LLC, a technology based software and gaming company focusing on propositional wagering (“Action”). As the current President of Action, Mr. Jarman identifies and recruits the management team, oversees Action’s operational components, drafting of provisional patent claims, business finances and the development of strategic partnerships. From 2009 to 2010, Mr. Jarman co-founded Community-Lenders, an internet micro lending company, offering short-term high-interest rate loans. From 2008 to 2009, Mr. Jarman worked for Newport Mesa Financial, where he served as the head of loan origination and due diligence for an alternative asset hedge fund. From 2008 to 2010, Mr. Jarman co-founded Bold Group, Inc., a collateral management company for hedge funds with $2.5 billion in assets. At Bold Group, Inc., Mr. Jarman served as a Partner and Senior Vice President of Portfolio Operations. From 2007 to 2008, Mr. Jarman worked in the global wealth management division of Merrill Lynch. Mr. Jarman earned his Certificate in International Business in 2006, while studying in Aix-en-Provence, France and a bachelor’s degree in business economics from the University of Arizona.

Family Relationships

Mr. Jarman is the sole officer and director of the Company. There is no family relationship between Mr. Jarman and any of the Company’s former directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wired Associates Solutions, Inc.

Date: November 17, 2011	By:	/s/ Justin Jarman
Name: Justin Jarman
Title: Chief Executive Officer and Chairman